Exhibit 3.1

CERTIFICATE OF CORRECTION

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYTYC CORPORATION

Cytyc Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. The name of the Corporation is Cytyc Corporation.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on February 9, 1987 under the name of Generitech Corp. The Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State on March 13, 1996 (as subsequently amended on May 19, 1997, August 29, 1997, June 19, 2000 and June 8, 2005, the “Third Amended and Restated Certificate”). The Third Amended and Restated Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect in the Third Amended and Restated Certificate to be corrected is that the last sentence of paragraph 1 of Article NINTH incorrectly refers to Section 6 of Article NINTH instead of Section 7 of Article NINTH.

4. The last sentence of paragraph 1 of Article NINTH of the Third Amended and Restated Certificate should be corrected to read as follows:

“Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.”

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Correction to the Third Amended and Restated Certificate to be executed this 15th day of September 2005.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Name:	Patrick J. Sullivan
Title:	Chairman, President and Chief Executive Officer